GREENLIGHT CAPITAL RE, LTD.
ANNOUNCES RETIREMENT OF JOSEPH PLATT FROM BOARD OF DIRECTORS
GRAND CAYMAN, Cayman Islands, November 2, 2026 – Greenlight Capital Re, Ltd. (Nasdaq: GLRE) (“Greenlight Re” or the “Company”) announced today that, effective as of December 31, 2026, Joseph Platt will retire from the board of directors of the Company (the “Board”). Mr. Platt first joined the Board in 2004, at the time of the Company’s formation, and has served the Company for more than 22 years.
“On behalf of the entire Board, I want to thank Joe for more than 22 years of dedicated service to Greenlight Re,” said David Einhorn, Chair of the Board. “Joe first joined our Board at the Company’s founding, and his independent judgment, steady counsel and commitment to strong governance have been invaluable to our Board and our shareholders. We are deeply grateful for his many contributions and wish him all the best in his retirement.”
“It has been a privilege to serve on the Board since the Company’s formation,” said Mr. Platt. “I am proud of what the Company has built and am confident in the Board and management team as they continue to execute on the Company’s strategy.”
About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.com) provides multiline property and casualty insurance and reinsurance through its licensed and regulated reinsurance entities in the Cayman Islands and Ireland, and its Lloyd’s platform, Greenlight Innovation Syndicate 3456. The Company complements its underwriting activities with a non-traditional investment approach designed to achieve higher rates of return over the long term than reinsurance companies that exclusively employ more traditional investment strategies. The Company’s innovations unit, Greenlight Re Innovations, supports technology innovators in the (re)insurance space by providing investment capital, risk capacity, and access to a broad insurance network.
Investor Relations Contact
Jeremy Hellman
Vice President, The Equity Group Inc.
(212) 836-9626
IR@greenlightre.ky